Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-184754) on Form S-8 of our report dated August 25, 2023, relating to the consolidated financial statements of Koss Corporation and Subsidiaries as of and for the years ended June 30, 2023 and 2022 appearing in this Annual Report on Form 10-K of Koss Corporation for the year ended June 30, 2023.

/s/ WIPFLI LLP

Milwaukee, Wisconsin

August 25,  2023